EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Oryon Technologies, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of January 9, 2015.

REPORTING PERSONS:

Ezy Flexi Light Pty Ltd.

By:	/s/ Derek Davis
Name:	Derek Davis
Title:	Director

/s/ Derek Davis
Derek Davis